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                                                                       EXHIBIT 5

                             BASS, BERRY & SIMS PLC
                                  [LETTERHEAD]

                                November 30, 2001

Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817

           Re:       Registration Statement on Form S-3

Ladies and Gentlemen:

           We have acted as your counsel in connection with your preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") on November 30, 2001, with respect to 8,050,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Coventry Health Care, Inc. (the "Company") to be sold by Principal Life Insurance Company ("Principal") on the terms set forth in the Registration Statement.

           In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

           Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the shares of Common Stock to be sold by Principal pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

           We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement.

                                                Very Truly Yours,

                                                /s/ Bass, Berry & Sims PLC